UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2018

Welbilt, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-37548	47-4625716
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2227 Welbilt Boulevard, New Port Richey, Florida 34655
(Address of principal executive offices, including ZIP code)
(727) 375-7010
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.          Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On October 23, 2018 (the “Effective Date”), Welbilt, Inc. (the “Company”) entered into Amendment No. 6 (the “Amendment”) to the Credit Agreement, dated as of March 3, 2016 (as amended, amended and restated, modified or supplemented from time to time, the “Credit Agreement”), among the Company, the subsidiary borrowers party thereto, the lenders and other financial parties from time to time party thereto and JPMorgan Chase Bank, N.A., individually and as administrative agent.

The Amendment (i) replaced and refinanced the outstanding term B loans under the Credit Agreement (the “Existing Term Loans”) such that the aggregate amount of term B loans outstanding as of the Effective Date is $900,000,000 (the “New Term Loans”), (ii) replaced and refinanced the outstanding revolving commitments under the Credit Agreement (the “Existing Revolving Commitments”) and revolving loans under the Credit Agreement (the “Existing Revolving Loans”) such that the aggregate amount of revolving commitments as of the Effective Date is $400,000,000 (the “New Revolving Commitments”, and revolving loans thereunder, the “New Revolving Loans”), of which $90,000,000 was drawn as of the Effective Date, (iii) extended the maturity of the facilities outstanding under the Credit Agreement and (iv) made certain other changes to the Credit Agreement as set forth therein.

The New Term Loans mature on the seventh anniversary of the Effective Date and the New Revolving Commitments mature on the fifth anniversary of the Effective Date.

The Amendment also increased (i) the sublimit for the issuance of letters of credit under the New Revolving Commitments to $30,000,000 and (ii) the aggregate principal amount of allowed incremental revolving or term loan facilities under the Credit Agreement to an amount not to exceed the sum of (a) $275,000,000 plus (b) an additional amount, so long as, after giving effect to the incurrence of such additional amount, the resulting pro forma senior secured leverage ratio does not exceed 3.75 to 1.00.

Interest Rate

Borrowings under the amended Credit Agreement bear interest at a rate per annum equal to, at the Company’s option, either (i) LIBOR plus an applicable margin of, for term loans, 2.50% and, for revolving loans, from 1.50% to 2.50% (depending on the Company’s consolidated total leverage ratio) or (ii) an alternate base rate, plus applicable margins of 1.00% less than in the case of LIBOR-based borrowings.

Certain Covenants

The Amendment revised the financial covenants under the Credit Agreement to (a) a maximum consolidated total leverage ratio of 5.75 to 1.00, with decreases of 0.25 every fourth fiscal quarter beginning with the fiscal quarter ending December 31, 2019, and decreases of 0.50 every fourth fiscal quarter beginning with the fiscal quarter ending December 31, 2021 until the ratio reaches 4.25 to 1.00 in the fiscal quarter ending December 31, 2022, and (b) a minimum consolidated interest coverage ratio of 2.50 to 1.00, with increases of 0.25 every fourth fiscal quarter beginning with the fiscal quarter ending December 31, 2019 until the ratio reaches 3.00 to 1.00 in the fiscal quarter ending December 31, 2020; provided, however, that during a covenant holiday acquisition transition period, the consolidated total leverage ratio may exceed the applicable maximum by up to and including 0.50 to 1.00 (but in no event shall exceed 5.50 to 1.00).

Guarantees and Security

The Company’s obligations under the Credit Agreement are jointly and severally guaranteed by certain of its existing and future direct and indirectly wholly owned U.S. subsidiaries (but excluding (i) unrestricted subsidiaries, (ii) immaterial subsidiaries, (iii) special purpose securitization vehicles and (iv) controlled foreign corporations (“CFCs”) or any subsidiary substantially all the assets of which consist of equity interests of one or more CFCs or other CFC holding companies).

Securitization Facility Amendment

Additionally, on October 26, 2018, the Company entered into an amendment (the “Securitization Facility Amendment”) to its Sixth Amended and Restated Receivables Purchase Agreement, dated March 3, 2016, by and among Manitowoc Cayman Islands Funding LTD., as seller, the Company and certain of its subsidiaries, as servicers, and Wells Fargo Bank, N.A., as purchaser and as agent, to incorporate the revised maximum consolidated total leverage ratio and minimum consolidated interest coverage ratio from the Amendment described above and to provide for certain conforming changes with the Credit Agreement.

The foregoing descriptions of the Amendment and Securitization Facility Amendment do not purport to be complete and are qualified in their entirety by reference to the complete text of such agreements, which are filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1       Amendment No. 6 to Credit Agreement, dated October 23, 2018, among Welbilt, Inc., the subsidiary borrowers party thereto, the lenders and other financial parties from time to time party thereto and JPMorgan Chase Bank, N.A., individually and as administrative agent.

10.2       Amendment No. 5 to Sixth Amended and Restated Receivables Purchase Agreement, dated October 26, 2018, by and among Manitowoc Cayman Islands Funding LTD., as seller, Welbilt, Inc. and certain of its subsidiaries, as servicers, and Wells Fargo Bank, N.A., as purchaser and as agent.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELBILT, INC.

Date: October 29, 2018	By:	/s/ Haresh Shah
Haresh Shah
Executive Vice President and Chief Financial Officer